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                                                                    Exhibit 23.6


                     [LETTERHEAD OF COOPERS & LYBRAND GmbH]



                   CONSENT OF INDEPENDENT AUDITORS RELATING TO
                  PREUSSAG BUNDELFUNK GMBH, SALZGITTER/GERMANY



As independent auditors, we hereby consent to the incorporation by reference in this Registration Statement of Geotek Communications, Inc. (the "Company") on Form S-3 of our report, dated August 30, 1994, relating to the balance sheet of Preussag Bundelfunk GmbH (which in 1996 changed its name to Regiotek Communications GmBH and was subsequently merged into Geotek Communications
GmBH) as of September 30, 1993 and the related statement of operations, shareholders' equity and cash flow for the year then ended, which report was included in the Current Report on Form 8-K of the Company, dated July 5, 1994, as amended.


Hannover,
January 30, 1997


Coopers & Lybrand GmbH
Wirtschaftsprufungsgesellschaft